EXHIBIT 8.1

LIST OF SUBSIDIARIES OF TOMBSTONE EXPLORATION CORP.

1.	Tombstone Exploration & Mining Corp. Jurisdiction of Formation: Names under which business is conducted:	Nevada Tombstone Exploration & Mining Corp.

2.	American Eagle Minerals, Inc. Jurisdiction of Formation: Names under which business is conducted:	Nevada American Eagle Minerals, Inc.